UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2019

WINGSTOP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37425	47-3494862
(State or other jurisdiction of incorporation or organization)	Commission File Number	(IRS Employer Identification No.)

5501 LBJ Freeway
5th Floor
Dallas
Texas		75240
(Address of principal executive offices)		(Zip Code)

(972) 686-6500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WING	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 13, 2019, Wingstop Inc. (the “Company”) entered into an Amended and Restated Employment Agreement with Charles R. Morrison, the Company’s President, Chief Executive Officer, and Chairman of the Board (the “Employment Agreement”). The Employment Agreement is effective immediately and replaces Mr. Morrison’s current employment agreement, which was set to expire on January 1, 2020 in accordance with its terms. Pursuant to the Employment Agreement, Mr. Morrison will serve as the President and Chief Executive Officer of the Company and certain of its affiliates for a term ending on December 31, 2024.
The Employment Agreement provides that Mr. Morrison will be entitled to receive an annual base salary of $800,000, which may be increased at the discretion of the Company’s board of directors (the “Board”) or the Compensation Committee of the Board (the “Committee”). In addition, the Employment Agreement provides that, beginning with fiscal year 2020, Mr. Morrison will be eligible to receive an annual bonus with a target amount equal to 125% of Mr. Morrison’s base salary and a maximum amount of up to 250% of Mr. Morrison’s base salary, based on performance goals to be established by the Committee.
Pursuant to the terms of the Employment Agreement, Mr. Morrison will be entitled to receive an annual equity award for fiscal year 2020 in a combination of one-third (1/3) time-based stock options and two-thirds (2/3) performance-based restricted stock units with an aggregate fair market value equal to or greater than $2,500,000. The performance-based portion of such grant will include an opportunity to earn up to 250% of the target amount of restricted stock units based on the achievement of certain performance goals to be determined by the Committee. Mr. Morrison may receive future annual equity awards as determined by the Committee, and the fair market value of such annual equity awards shall be no less than $2,500,000 per year.
In connection with the execution thereof, the Employment Agreement provides that Mr. Morrison will also be granted a one-time performance-based restricted stock unit award with a fair market value equal to or greater than $3,000,000, based on performance goals to be established by the Committee. Such award will vest in equal installments on each of the second, third, fourth, and fifth anniversaries of the date of grant. The Committee also determined to award Mr. Morrison a one-time discretionary bonus of $500,000 in recognition of Mr. Morrison’s service in leading the Company during 2019.
The Employment Agreement provides for severance benefits if Mr. Morrison’s employment is terminated without cause or if he resigns for good reason. In such instance, Mr. Morrison would be entitled to the following: (i) two (2) times Mr. Morrison’s annual base salary as in effect at the time of termination and two (2) times Mr. Morrison’s annual bonus at target value for the year of termination, (ii) any unpaid annual bonuses earned in the most recently completed year, and (iii) continued coverage under the Company’s health care plan as if Mr. Morrison was still an active employee of the Company for up to twenty-four (24) months. If Mr. Morrison’s employment is terminated without cause or for good reason within the twenty-four (24) months following a change in control, Mr. Morrison shall be entitled to the same severance benefits described above but will receive two and a half (2.5) times his annual base salary and annual bonus target in lieu of two (2) times of such amounts.
The Employment Agreement also contains customary provisions relating to, among other things, confidentiality, non-competition, non-solicitation and non-disparagement.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Wingstop Inc.

Date:	November 15, 2019	By:	/s/ Michael J. Skipworth
Chief Financial Officer (Principal Financial and Accounting Officer)